Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

 FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2015 Fourth Quarter and Year End Results

PORT WASHINGTON, N.Y., September 10, 2015 -- ACETO Corporation (Nasdaq: ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the fourth quarter of fiscal 2015 ended June 30, 2015.

Fiscal 2015 versus Fiscal 2014

•	Net sales of $547.0 million versus $510.2 million, a 7.2% increase
•	Gross profit of $135.4 million versus $114.7 million, an 18.1% increase
•	Net income of $33.5 million versus $29.0 million, a 15.5% increase
•	Diluted EPS of $1.14 versus $1.02, an 11.8% increase
•	Non-GAAP Adjusted Net Income of $38.9 million versus $34.7 million, a 12.0% increase
•	Non-GAAP Adjusted EPS of $1.33 versus $1.22, a 9.0% increase

Fourth Quarter Fiscal 2015 versus Fourth Quarter Fiscal 2014

•	Net sales of $146.6 million versus $139.6 million, a 5.0% increase
•	Gross profit of $41.2 million versus $29.0 million, a 41.8% increase
•	Net income of $13.6 million versus $5.6 million, a 145.5% increase
•	Diluted EPS of $0.46 versus $0.19, a 142.1% increase
•	Non-GAAP Adjusted Net Income of $14.0 million versus $7.6 million, an 85.4% increase
•	Non-GAAP Adjusted EPS of $0.48 versus $0.26, an 84.6% increase

Management Commentary

“Our strongest earnings quarter in the Company’s history, driven by strong growth in our Human Health segment, capped our strongest year ever. For Fiscal 2015, we produced record results for consolidated revenue, gross profit, gross margin, net income and earnings per share,” said Sal Guccione, Chief Executive Officer of ACETO Corporation. “We continued the transformation of ACETO towards human health, with our Human Health and Pharmaceutical Ingredients segments collectively accounting for 68% of our total sales and 76% of total gross profit for the year.

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“The fourth quarter of 2015 was, as expected, the highest quarterly contributor to the fiscal 2015 full year net income and EPS. Revenue in Human Health rose 35% in the quarter versus the fourth quarter of fiscal 2014, reflecting the contribution of a full quarter of PACK Pharmaceuticals, which we acquired in April, 2014, a full quarter’s benefit of price increases taken on certain products earlier in the year, and the launches of two generic products during the quarter. Pharmaceutical Ingredients experienced an 11% sales decline compared to the same quarter last year essentially due to the ongoing strength of the dollar versus the euro. Gross profit, however, grew by 12% due to a favorable product mix of active pharmaceutical ingredients. Similarly, Performance Chemicals sales decreased by 11%, but gross profits increased 8% due to an improved mix of sales towards agricultural protection products,” added Mr. Guccione.

Mr. Guccione concluded, “Looking to the year ahead, we expect continued growth in sales and profits. Similar to the past several years, profits are expected to grow at a higher rate than sales as we continue to transform our company towards human health. As was the case in fiscal 2015, performance for the second half of fiscal 2016 is expected to be stronger than the first half of the year. With a pipeline of 60 ANDAs on file with the FDA, 13 of which have been on file for over 36 months, we believe we are well positioned to launch between six and ten new generic products in fiscal 2016. We also expect to benefit from pricing and launches that took place in fiscal 2015. Conversely, we do expect a continued but more modest decline in sales of the high-margin active pharmaceutical ingredient that favorably impacted results in fiscal 2014 and, to a lesser extent, in fiscal 2015. We also expect some continued year-on-year sales pressure due to currency exchange rates. Finally, we plan to continue to increase research and development spending, from $5.9 million in fiscal 2015 to between $8 and $10 million in fiscal 2016. Overall, at current exchange rates, we are expecting to achieve mid-single digit revenue growth and low-double digit net income growth in fiscal 2016.”

Fourth Quarter Financial Review

Net sales for the fourth quarter of fiscal 2015 were $146.6 million, an increase of 5.0% from $139.6 million reported in the fourth quarter of fiscal 2014. Total Company gross profit was $41.2 million, an increase of 41.8%, compared to $29.0 million in the fourth quarter of fiscal 2014. Gross margin for the fourth quarter was 28.1% compared to 20.8% in the prior year period.

Human Health segment sales were $64.5 million, an increase of 35.0%, compared to $47.8 million for the fourth quarter of fiscal 2014. The revenue increase was due to an increase in sales at Rising resulting from the acquisition of PACK Pharmaceuticals on April 30, 2014 and strong unit sales of two products which experienced recent price increases. Nutritional product sales both in the U.S. and abroad were lower due to softer volumes from customers and the reduction of royalty income from a proprietary product. Gross profit for the Human Health segment was $24.9 million, an increase of 74.8%, compared to $14.3 million for the fourth quarter of fiscal 2014. Gross margin for the fourth quarter was 38.7%, compared to 29.8% in the prior year period. The increase in gross margin was primarily due to the acquisition of PACK, as well as the realization of price increases on certain Rising products among other factors.

Pharmaceutical Ingredients segment sales were $38.2 million, a decrease of 10.5%, compared to $42.7 million for the fourth quarter of fiscal 2014. The segment’s sales were adversely affected by the weakening of the Euro, offset in part by a re-order of a certain high-margin active pharmaceutical ingredient product. The unfavorable impact of the Euro rate variance for the quarter compared to last year’s quarter was $4.5 million in sales and $0.9 million in gross profit. Gross profit in the quarter was $6.9 million, an increase of 12.3%, compared to $6.2 million for the fourth quarter of fiscal 2014. Gross margin for the fourth quarter was 18.2%, compared to 14.5% in the prior year period, reflecting a more favorable mix of active pharmaceutical ingredient products.

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Performance Chemicals segment sales were $43.9 million, a decrease of 10.6%, compared to $49.1 million for the fourth quarter of fiscal 2014, primarily due to reduced sales of specialty chemicals for pigments, coatings and agricultural intermediates versus 2014. Gross profit was $9.3 million, an increase of 8.3%, compared to $8.6 million for the fourth quarter of fiscal 2014. Gross margin was 21.2% for the fourth quarter compared to 17.5% in the prior year period reflecting a more favorable product mix and continued strong demand for fungicide products.

Total selling, general and administrative expenses were $16.8 million compared to $18.0 million in the same period last year, a 6.4% decrease. Selling, general and administrative expenses included $1.9 million of SG&A expenses from PACK Pharmaceuticals, of which $1.2 million was amortization expense related to acquired intangible assets. The SG&A expense declined in the quarter as a result of a $3.5 million reduction of contingent consideration related to the acquisition of PACK Pharmaceuticals, which was partially offset by a $1.6 million environmental remediation charge related to the Arsynco property. Research and Development expenses in the fourth quarter totaled $2.7 million compared to $2.0 million in the prior year period. The majority of R&D expenses are milestone based, and will fluctuate quarterly.

Operating income totaled $21.6 million, an increase of 139.2% versus the fourth quarter of fiscal 2014. A gain of $1.2 million, or approximately $0.02 per diluted share, was recorded in the quarter due to favorable foreign currency exchange related to the Euro. Net income was $13.6 million, or $0.46 per diluted share, compared to net income of $5.6 million, or $0.19 per diluted share, for the comparable quarter of fiscal 2014. Non-GAAP Adjusted Net Income was $14.0 million in the fourth quarter, compared to $7.6 million in the prior period, an 85.4% increase. Non-GAAP Adjusted Earnings per Share were $0.48, compared to $0.26 in the year ago fourth quarter, an 84.6% increase.

Full Year Financial Review

Net sales for the twelve month period ended June 30, 2015 were $547.0 million, an increase of 7.2% from $510.2 million reported for the twelve month period ended June 30, 2014. On a constant currency basis, net sales increased by 10.1% in fiscal 2015. Total Company gross profit was $135.4 million compared to $114.7 million in fiscal 2014, an increase of 18.1%. Gross margin for fiscal 2015 was 24.8% compared to 22.5% in the prior year.

Human Health segment sales were $225.3 million, an increase of 40.6%, compared to $160.2 million for fiscal 2014. The sales increase was primarily due to an increase in sales at Rising resulting from the acquisition of PACK Pharmaceuticals on April 30, 2014. Net sales were also positively impacted by a change in estimate for product returns due to the most recent returns experience, as well as price increases on certain products. Nutritional product sales both in the U.S. and abroad were lower due to soft reorders resulting from high customer inventory levels, as well as from increased competition. Gross profit for the Human Health segment was $75.7 million, an increase of 56.2%, compared to $48.5 million for fiscal 2014. Gross margin in the 2015 year was 33.6%, compared to 30.3% in the prior year period. The increase in gross margin was due to the acquisition of PACK, sales volume increases on certain product launches that occurred in the past two years, and price increases on certain products, offset somewhat by a decline in gross profit on lower nutritional product sales.

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Pharmaceutical Ingredients segment sales were $149.3 million, a decrease of 15.4%, compared to $176.4 million for fiscal 2014. Gross profit was $26.7 million, a decrease of 27.1%, compared to $36.6 million for fiscal 2014. Gross margin for fiscal 2015 was 17.9%, compared to 20.8% in the prior year period. The segment’s sales and gross profit declines were primarily due to a drop in sales of the high-margin API that positively impacted fiscal 2014 results, the unfavorable impact of foreign exchange and a decrease in sales of two other active pharmaceutical ingredients versus last year.

Performance Chemicals segment sales were relatively unchanged at $172.4 million, compared to $173.5 million for fiscal 2014. Gross profit was $33.0 million, an increase of 11.5%, compared to $29.6 million for fiscal 2014, due to a more favorable mix of both specialty chemical and agricultural product sales including a fungicide used to prevent disease on pecan crops. Gross margin was 19.1% for fiscal 2015 compared to 17.1% in the prior year.

Total selling, general and administrative expenses were $73.2 million compared to $65.2 million in the prior year, a 12.2% increase. As a percentage of sales, SG&A increased to 13.4% from 12.8%. Selling, general and administrative expenses included $10.2 million of SG&A expenses from PACK Pharmaceuticals, of which $4.8 million was amortization expense related to acquired intangible assets. In addition, we recorded a $3.5 million reduction of contingent consideration related to the PACK acquisition. Research and Development expenses in fiscal 2015 totaled $5.9 million compared to $5.2 million in the prior year.

Operating income totaled $56.3 million, an increase of 27.2% versus $44.3 million in fiscal 2014. Interest expense in fiscal 2015 was $4.0 million compared to $2.1 million in the prior year reflecting higher average balances outstanding under the credit agreement entered into in connection with the purchase of PACK Pharmaceuticals. Net income was $33.5 million, or $1.14 per diluted share, compared to net income of $29.0 million, or $1.02 per diluted share, for fiscal 2014. Non-GAAP Adjusted Net Income was $38.9 million compared to $34.7 million in the prior period, a 12.0% increase. Non-GAAP Adjusted Earnings per Share were $1.33, compared to $1.22 in the year ago period, a 9.0% increase.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, September 11, 2015. To participate in the conference call, please dial (866) 297-6395 or (847) 944-7317 approximately 10 minutes prior to the call. Please reference conference ID # 40227936.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

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A telephone replay of the conference call will be available from 11:30 a.m. ET on September 11, 2015 until 11:59 p.m. ET on September 18, 2015 and may be accessed by calling (888) 843-7419 and reference conference ID # 40227936. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. This measure, Adjusted Net Income, represents net income excluding amortization of intangibles, debt extinguishment and transaction costs related to acquisitions. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income to U.S. GAAP net income are presented in the table Non-GAAP Reconciliation of this press release.

About ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO’s global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

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FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.  ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter’s performance not useful as a predictor of future quarters’ results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$146,587	$139,580	$546,951	$510,179
Cost of sales	105,421	110,558	411,517	395,476
Gross profit	41,166	29,022	135,434	114,703
Gross profit %	28.08%	20.79%	24.76%	22.48%

Selling, general and administrative expenses	16,839	17,997	73,159	65,209
Research and development expenses	2,719	1,990	5,942	5,222
Operating income	21,608	9,035	56,333	44,272

Other income (expense), net of interest expense	501	(569)	(2,468)	402

Income before income taxes	22,109	8,466	53,865	44,674
Income tax provision	8,473	2,912	20,382	15,674
Net income	$13,636	$5,554	$33,483	$29,000

Net income per common share	$0.47	$0.20	$1.17	$1.04

Diluted net income per common share	$0.46	$0.19	$1.14	$1.02

Weighted average shares outstanding:
Basic	28,793	28,341	28,731	28,001
Diluted	29,341	28,843	29,247	28,563

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Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	June 30, 2015	June 30, 2014

Assets
Current Assets:
Cash and cash equivalents	$34,020	$42,897
Investments	3,416	746
Trade receivables: less allowances for doubtful accounts: June 30, 2015 $691; and June 30, 2014 $517	161,521	122,694
Other receivables	10,611	5,288
Inventory	95,596	100,683
Prepaid expenses and other current assets	3,096	3,556
Deferred income tax asset, net	2,050	490

Total current assets	310,310	276,354

Property and equipment, net	10,456	11,573
Property held for sale	6,574	5,848
Goodwill	67,870	66,516
Intangible assets, net	78,997	87,955
Deferred income tax asset, net	9,972	11,605
Other assets	5,595	8,133

Total Assets	$489,774	$467,984

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$10,197	$8,343
Accounts payable	54,962	48,716
Accrued expenses	59,841	61,464
Total current liabilities	125,000	118,523

Long-term debt	99,960	97,158
Long-term liabilities	7,542	11,634
Environmental remediation liability	2,995	7,079
Deferred income tax liability	66	6
Total liabilities	235,563	234,400

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value: (40,000 shares authorized; 29,147 and 28,772 shares issued and outstanding at June 30, 2015 and June 30, 2014, respectively)	292	288
Capital in excess of par value	93,807	87,156
Retained earnings	167,208	140,768
Accumulated other comprehensive (loss) income	(7,096)	5,372
Total shareholders’ equity	254,211	233,584

Total liabilities and shareholders’ equity	$489,774	$467,984

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Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Three Months Ended June 30, 2015	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2015	(unaudited) Three Months Ended June 30, 2014	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2014	(unaudited) Twelve Months Ended June 30, 2015	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2015	(unaudited) Twelve Months Ended June 30, 2014	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2014

Net income, as reported	$13,636	$0.46	$5,554	$0.19	$33,483	$1.14	$29,000	$1.02

Adjustments:

Amortization	2,552	0.09	2,279	0.08	10,278	0.35	6,662	0.23
Transaction costs related to acquisitions	-	-	286	0.01	-	-	1,874	0.07
Separation and relocation costs	-	-	339	0.01	99	0.00	339	0.01
Step-up of inventory	-	-	209	0.01	209	0.01	209	0.01
Environmental remediation charge	1,618	0.06	-	-	1,618	0.06	-	-
Contingent consideration	(3,468)	(0.12)	-	-	(3,468)	(0.12)	-	-
Extinguishment of debt	-	-	138	0.00	-	-	138	0.00

Adjusted income excluding charges	14,338	0.49	8,805	0.30	42,219	1.44	38,222	1.34
Adjustments to provision for income taxes	307	0.01	1,235	0.04	3,320	0.11	3,504	0.12

Adjusted net income (Non-GAAP)	$14,031	$0.48	$7,570	$0.26	$38,899	$1.33	$34,718	$1.22

Diluted weighted average shares outstanding	29,341	29,341	28,843	28,843	29,247	29,247	28,563	28,563

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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